CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Exchange-Traded Funds, Inc. of our reports dated February 17, 2022, relating to the financial statements and financial highlights, which appear in T. Rowe Price Blue Chip Growth ETF, T. Rowe Price U.S. Equity Research ETF, T. Rowe Price Equity Income ETF, T. Rowe Price Dividend Growth ETF, and T. Rowe Price Growth Stock ETF’s (five of the funds constituting T. Rowe Price Exchange-Traded Funds, Inc.) Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2022